Exhibit 5.1

OPINION OF VORYS, SATER, SEYMOUR AND PEASE LLP

[Vorys, Sater, Seymour and Pease LLP letterhead]

August 25, 2015

First Financial Bancorp.

225 East Fifth Street, Suite 700

Cincinnati, Ohio 45202

Re: First Financial Bancorp. — $120,000,000 Aggregate Principal Amount of 5.125% Subordinated Notes Due 2025

Ladies and Gentlemen:

We have acted as counsel to First Financial Bancorp., an Ohio corporation (the “Company”), in connection with the registration, pursuant to the Registration Statement on Form S-3 (File No. 333-197771)) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Company of $120,000,000 aggregate principal amount of its 5.125% Subordinated Notes due 2025 (the “Notes”).

The Notes will be issued under a Subordinated Indenture (the “Base Indenture”), dated as of August 25, 2015, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of August 25, 2015, between the Company and the Trustee. The sale of the Notes will be made pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated August 20, 2015, between the Company and RBC Capital Markets, LLC, as representatives of the several underwriters (the “Underwriters”) named in the Underwriting Agreement.

In rendering the opinions expressed below, we have reviewed originals or copies of the following documents: (i) the Registration Statement; (ii) the prospectus dated July 31, 2014, forming a part of the Registration Statement, as supplemented by the definitive prospectus supplement dated August 20, 2015 relating to the Notes; (iii) the Underwriting Agreement; (iv) the Indenture; (v) the form of the Notes; and (vi) such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments, in each case as we have deemed necessary or appropriate to enable us to render the opinion expressed herein. In our review, we have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and of officers of the Company.

Subject to the foregoing and the other matters and assumptions set forth herein, we are of the opinion that, when the Indenture has been duly authorized, executed and delivered by the Trustee and the Company and when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company.

The foregoing opinion is subject to the following exceptions, limitations and qualifications: (i) the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, receivership, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effects of general principles of equity, whether applied by a court of law or equity; (iii) the enforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the application, if any, of laws concerning (a) state securities law matters, (b) tax or tax effects or (c) environmental matters; (v) implied covenants of good faith and fair dealing; and (vi) the enforceability of the waiver of rights or defenses contained in the Indenture or the Notes.

August 25, 2015

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that: (i) the Trustee will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee will be duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture will be duly authorized, executed and delivered by the Trustee and will constitute the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) the Trustee will be in compliance at all applicable times, generally and with respect to acting as a Trustee under the Indenture, with all applicable laws and regulations; and (v) the Trustee will have the requisite organizational and legal power and authority to perform its obligations under the Indenture.

In rendering the foregoing opinion, we have assumed that: (i) the effectiveness of the Registration Statement has not been terminated or rescinded; and (ii) the Notes will be issued and sold in compliance with all applicable federal and state securities laws and in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement.

The opinion expressed herein is limited to the laws of the State of Ohio and the laws of the State of New York and we express no opinion with respect to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the incorporation by reference of this opinion in the Registration Statement and to the reference to our firm under the caption “Certain Legal Matters” in each of the Prospectus and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP

Vorys, Sater, Seymour and Pease LLP